Exhibit 99.1

OXBRIDGE ACQUISITION CORP.

AUDIT COMMITTEE charteR

This Audit Committee Charter (the “Charter”) identifies the purpose, composition, meeting requirements, responsibilities, annual evaluation procedures and authority of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Oxbridge Acquisition Corp. (the “Company”).

I. PURPOSE

The Committee has been established to oversee the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The primary responsibilities of the Committee are to:

(a)	assist the Board in its oversight responsibilities regarding:

	(1)	the integrity of the Company’s financial statements;

	(2)	the Company’s compliance with legal and regulatory requirements;

	(3)	the Company’s accounting, auditing and financial reporting processes generally;

	(4)	the independent auditor’s qualifications, independence and performance; and

	(5)	the Company’s systems of internal controls with respect to finance and accounting;

(b)	appoint, retain, compensate, oversee the work of (including resolution of disagreements between management and the independent auditors regarding financial reporting), evaluate and terminate the Company’s independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, which independent auditors are ultimately accountable to and shall report directly to the Committee, which responsibilities are solely in the Committee’s authority;

(c)	prepare the Committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

(d)	perform such other functions as the Board may from time to time assign to the Committee.

In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent auditors, and management of the Company.

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II. COMPOSITION

The Committee shall be comprised of at least three members (including a Chairperson), each of whom shall meet the independence requirements set forth in the rules and regulations of The Nasdaq Stock Market (the “Nasdaq Rules”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. In addition, no member of the Committee may be an affiliated person of the Company or any of its subsidiaries.

All members of the Committee shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand fundamental financial statements, including balance sheets, income statements and statements of cash flow, and at least one member of the Committee shall be an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Chairperson of the Committee shall maintain regular communication with the chief executive officer, the chief financial officer or financial controller (as applicable) and the lead partner of the independent auditors.

The members of the Committee and the Chairperson shall be appointed not less frequently than annually by the Board and shall serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.

Except for Board and Board committee fees, a member of the Committee shall not be permitted to accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries. Members of the Committee may receive their Board and Board committee fees in cash, Company stock or options or other in-kind consideration as determined by the Board or the Company’s compensation committee, in addition to all other benefits that other directors of the Company generally receive for their service on the Board.

Notwithstanding the foregoing, one director who: (a) is not an “independent director” as defined in the Nasdaq Rules; (b) meets the criteria set forth in Section 10A(m)(3) under the Exchange Act and the rules thereunder; and (c) is not currently an officer covered by Rule 16a-1(f) under the Exchange Act (an “Executive Officer”), an employee or an immediate family member of an Executive Officer, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders. If the Company relies on this exception, it must comply with the disclosure requirements set forth in Item 407(d)(2) of Regulation S-K. A member appointed under this exception may not serve longer than two years and may not chair the Committee.

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If a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual meeting of shareholders or one year from the occurrence of the event that caused the failure to qualify as independent. In addition, if the Company fails to comply with the audit committee composition requirements under the Nasdaq Rules due to a single vacancy on the Committee, and the Company is not already relying on the cure period described above for another member of the Committee, the Company will have until the earlier of the next annual meeting of shareholders or one year from the occurrence of the event that caused the failure to comply; provided, however, that if the annual meeting of shareholders occurs no later than 180 days following the event that caused such vacancy, the Company will instead have 180 days from such event to regain compliance with such requirements. If the Company intends to rely on either of these cure periods, the Company shall provide notice to The Nasdaq Stock Market immediately upon learning of the event or circumstance that caused the non-compliance.

III. MEETING REQUIREMENTS

The Committee shall meet as often as necessary, but no less than four times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Memorandum and Articles of Association, as amended from time to time (the “Articles”). A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Subject to the Articles, the Committee may act by unanimous written consent of all of its members in lieu of a meeting. The Committee shall determine its own rules and procedures, including with respect to the designation of a chairperson pro tempore, in the absence of the Chairperson, and the designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of the Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, the independent auditors, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for the leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

As part of its responsibility to foster free and open communication, the Committee should meet periodically with management, and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or at least its Chairperson should meet with the independent auditors, and management on a regular basis, or at least quarterly, to review the Company’s operations and the financial statements prior to their public release. The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals and financial analysts who follow the Company.

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IV. COMMITTEE RESPONSIBILITIES

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so that it can fulfill its oversight responsibilities. In addition to such other duties as the Board may from time to time assign to the Committee, the Committee shall be responsible for:

(a)	Oversight of Financial Reporting Processes

	(1)	In consultation with the independent auditors and management, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

	(2)	Discussing and considering the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting;

	(3)	Considering alternative accounting principles and estimates;

	(4)	Reviewing and discussing the reports required to be delivered by the Company’s independent auditors pursuant to Section 10A(k) of the Exchange Act regarding:

● all critical accounting policies and practices to be used,

● all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and

● other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

	(5)	Annually reviewing with management, and separately with the independent auditors, major issues regarding the Company’s auditing and accounting principles and practices and the presentation of financial statements, including the adequacy of internal controls and special audit processes adopted in light of any identified material internal control deficiencies, the adequacy of disclosures about changes in internal control over financial reporting and any audit problems or difficulties;

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(6)	Reviewing and discussing with management and the independent auditors management’s report on internal control over financial reporting and, if required by SEC rules promulgated under the Exchange Act, the independent auditors’ attestation regarding internal control over financial reporting prior to the filing of the Company’s Form 10-K;

(7)	Reviewing all analyses prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative GAAP methods on the Company’s financial statements, any significant changes in the Company’s selection or application of accounting principles, the judgments of management and the independent auditors as to the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters;

(8)	Reviewing with management and the Company’s independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

(9)	Discussing with management and legal counsel the status of pending litigation, taxation matters, compliance policies and other areas of oversight applicable to the legal and compliance area as may be appropriate or that may have a material impact on the Company’s financial statements or compliance policies;

(10)	Meeting at least annually with the Company’s chief financial officer or financial controller (as applicable) and the independent auditors, as applicable, in separate executive sessions;

(11)	Reviewing with the independent auditors and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to the implementation of changes or improvements, as determined by the Committee;

(12)	Meeting separately with management to discuss accounting and auditing related issues;

(13)	Preparing regular reports to the Board on all matters within the scope of the Committee’s functions and making such recommendations to the Board as the Committee deems appropriate;

(14)	Discussing with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or superseded, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management; and

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(15)	Following completion of the annual external audit, reviewing separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(b)	Review of Documents and Reports

	(1)	Reviewing and discussing with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements prior to the filing of the Company’s Form 10-Ks and Form 10-Qs, including disclosures made in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent auditors, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent auditors and legal counsel are satisfied with the disclosure and content of such documents. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquires as may be appropriate;

	(2)	Recommending to the Board (if appropriate) that the audited financial statements be included in the Company’s Form 10-K;

	(3)	Providing or approving a Committee report for inclusion in the Company’s proxy statement for its annual meeting of shareholders, in accordance with applicable SEC rules and regulations;

	(4)	Reviewing and discussing with management earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which earnings guidance may be provided but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance;

	(5)	Reviewing reports from management and the Company’s independent auditors on the Company’s compliance with the Company’s policies, applicable law, and applicable regulations relating to insider and related party transactions;

	(6)	Submitting the minutes of all meetings of the Committee to, or discussing the matters discussed at each Committee meeting with, the Board; and

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(7)	Reviewing any restatements of financial statements that have occurred or were recommended.

(c)	Independent Auditor Matters

	(1)	Interviewing and retaining the Company’s independent auditors, considering the accounting firm’s qualifications, independence and effectiveness and approving the engagement fees and other compensation to be paid to the independent auditors for which the Company shall provide sufficient funding;

	(2)	Meeting with the Company’s independent auditors and the Company’s financial management to review and approve the scope of the proposed external audit for the current year including the general planning and staffing of the audit;

	(3)	Pre-approving all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Committee members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next meeting;

	(4)	On an annual basis, evaluating the independent auditors’ qualifications, performance and independence. To assist in this undertaking, the Committee shall require the independent auditors to submit a report (which report shall be reviewed by the Committee) describing (A) the independent auditors’ internal quality-control procedures, (B) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor or by any inquiry or investigation by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, (C) all relationships between the independent auditors and the Company and (D) all relationships the independent auditors have with relevant third parties to determine the impact, if any of such relationships on the independence and objectivity of the independent auditors. In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent auditors, but also consulting, legal, information technology and other professional services rendered by the independent auditors and their affiliates;

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(5)	Obtaining and reviewing, at least annually, a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company. It is the responsibility of the Committee to actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditors and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor;

(6)	Obtaining and reviewing the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and discussing with the independent auditors their independence;

(7)	Reviewing and evaluating the lead partner of the independent auditor’s audit team for the Company;

(8)	Reviewing, on an annual basis, the experience and qualifications of the senior members of the independent audit team;

(9)	Discussing the knowledge and experience of the independent auditors and the senior members of the independent audit team with respect to the Company’s industry;

(10)	Ensuring the regular rotation of the lead audit partner and concurring review partner as required by law and considering whether there should be a periodic rotation of the Company’s independent auditors;

(11)	Reviewing the performance of the independent auditors and terminating the independent auditors if and when circumstances warrant;

(12)	Reviewing with the Company’s independent auditors any problems or difficulties the auditors may have encountered and any “management” or “internal control” letter provided by the independent auditors and the Company’s response to that letter. Such review should include:

● any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management; and

● any accounting adjustments that were proposed by the independent auditors that were not agreed to by the Company;

(13)	Communicating with the Company’s independent auditors regarding (A) alternative treatments of financial information within the parameters of GAAP and (B) critical accounting policies and practices to be used in preparing the audit report;

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(14)	Periodically consulting with the Company’s independent auditors, without the presence of management, about internal controls and the fullness and accuracy of the Company’s financial statements;

(15)	Overseeing the relationship with the Company’s independent auditors by discussing with them the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent auditors have full access to the Committee (and the Board) to report on any and all appropriate matters;

(16)	Resolving any disagreement between management and the independent auditors; and

(17)	Discussing with the independent auditors material issues on which the national office of the independent auditors was consulted by the Company’s audit team.

(d)	Internal Audit Control Matters

	(1)	Reviewing and approving the engagement of any internal audit service providers considering their qualifications and effectiveness, and approving the scope of their proposed services and the fees and other compensation to be paid to such providers therefor.

(e)	Oversight of Compliance

	(1)	Establishing regular and separate systems of reporting to the Committee by each of management and the independent auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments;

	(2)	Establishing, implementing, and maintaining procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

	(3)	Reviewing with management and the Company’s independent auditors any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies;

	(4)	Reviewing and approving all related-party transactions, including those transactions required to be disclosed under Regulation S-K;

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(5)	Reviewing the policies and procedures that the Company has implemented regarding compliance with all applicable national, federal, state, and local laws and regulations and the Company’s Code of Business Conduct and Ethics and monitoring the effectiveness of those policies and procedures, and recommending any appropriate changes to such policies and procedures to the Board;

(6)	Reviewing and approving any requested waivers by officers and directors of the Company’s Code of Business Conduct and Ethics and recommending to the Board whether a particular waiver should be granted;

(7)	Reviewing and assessing the adequacy of the Company’s policies and procedures relating to related party transactions and recommending any appropriate changes to the Board;

(8)	Periodically discussing with the chief executive officer and chief financial officer (or financial controller, as appropriate) and reviewing disclosures made by the chief executive officer and chief financial officer (or financial controller, as appropriate) to the Committee during their certification process for the Form 10-K and Form 10-Q regarding (A) significant deficiencies in the design or operation of the Company’s internal control over financial reporting or material weaknesses therein that could adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

(9)	Ensuring that no officer, director or any person acting under their direction fraudulently influences, coerces, manipulates or misleads the independent auditors for purposes of rendering the Company’s financial statements materially misleading;

(10)	Discussing with management the Company’s policies with respect to risk assessment and risk management. Although it is management’s duty to assess and manage the Company’s exposure to risk, the Committee should discuss guidelines and policies to govern the process by which risk assessment and control is handled and review the steps management has taken to monitor the Company’s risk exposure; and

(11)	Obtaining from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the Company’s independent auditors.

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V. ANNUAL EVALUATION PROCEDURES

The Committee shall annually evaluate its performance to confirm that it is meeting its responsibilities under this Charter and shall communicate such evaluation to the Board. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) the frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VI. INVESTIGATIONS AND STUDIES

The Committee has the authority to engage independent counsel and other advisors as necessary to carry out its duties and responsibilities. The Company shall provide appropriate funding, as determined by the Committee, for the payment of (a) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, independent counsel and other advisors employed by the Committee and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies. The Committee shall have sole authority to negotiate and approve the fees and retention terms of such independent counsel and other advisors/consultants.

VII. MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the members of the Board or any committee of the Board. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s website and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Adopted by the Audit Committee on ____________, 2021, and approved by the Board of Directors of the Company on ____________, 2021.

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